UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:
Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

VITEC HOLDINGS CO., LTD.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))
Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)
UKC Holdings Corporation

(Name of Person(s) Furnishing Form)
Common Stock

(Title of Class of Subject Securities)
Not Applicable

(CUSIP Number of Class of Securities (if applicable))

UKC Holdings Corporation
Attn: Tsuyoshi Osawa
Gate City Ohsaki, East tower, 1-11-2 Osaki, Shinagawa-ku,
Tokyo 141-0032, Japan
+81-3-3491-6575

(Name, Address (including zip code) and Telephone Number (including area code)
of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Not Applicable

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS
Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Announcement of Business Integration between UKC Holdings Corporation and VITEC HOLDINGS CO., LTD.

Item 2.  Informational Legends
The required legend is prominently included in the document(s) referred to in Item 1.
PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
N/A
PART III – CONSENT TO SERVICE OF PROCESS
UKC Holdings Corporation submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated September 17, 2018.

SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

UKC Holdings Corporation

By:	/s/ Rintaro Miyoshi
Name:	Rintaro Miyoshi
Title:	Senior Managing Executive Officer

Date: September 17, 2018